Exhibit 99.1

PRESS RELEASE For Immediate Release	CONTACT: Jill Swartz (949) 833-8252 Ext. 123 js@tnpre.com

TNP Strategic Retail Trust Acquires

Topaz Marketplace in Hesperia, California

IRVINE, Calif., (September 23, 2011) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties and other real estate-related assets, announced today the completion of the Company’s ninth acquisition, Topaz Marketplace in Hesperia, California.

“Topaz Marketplace is the premier retail center along the Main Street corridor and features a diverse tenant base, including grocery, medical, educational and service uses” said Thompson National Properties’ senior vice president, acquisitions, Stephen Corea. “Topaz Marketplace enjoys favorable positioning along the border of a large residential consumer base. In addition, the property is on the “Go Home” south side of Main Street, providing convenient access to customers.”

Constructed in 2008, Topaz Marketplace comprises 50,359 rentable square feet on 6.09 acres and situated on three separate land parcels. The retail center is 100 percent leased and anchored by Fresh & Easy™ Neighborhood Market. Other nationally and regionally recognized tenants include MetroPCS®, DaVita Dialysis, Wood Grill Buffet and the Pizza Factory. Tenants have staggered lease expirations that range from 2018 to 2028.

The property contains a 2,900-square-foot, fully improved, developable land parcel that may be ground leased or developed in the future.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a public non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. As of September 22, 2011, TNP Strategic Retail Trust has issued 4,415,620 shares of common stock. The Company currently pays a monthly distribution that equates to an annual 7 percent distribution. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

Thompson National Properties, LLC

1900 Main Street, Suite 700  •  Irvine, CA 92614  •  T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com

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About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has seven regional offices. As of September 23, 2011, Thompson National Properties manages a portfolio of 154 commercial properties, in 31 states, totaling more than 19.2 million square feet, on behalf of over 4,000 investor/owners with an overall purchase value of $2.4 billion. TNP has expanded its operations to the Middle East to provide valuation and advisory services on over 2.3 million square feet of real estate in Saudi Arabia. For more information regarding Thompson National Properties, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Thompson National Properties, LLC

1900 Main Street, Suite 700  •  Irvine, CA 92614  •  T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com